Exhibit 10.23

Management Incentive Plan (MIP) 2006

Overview:

The 2006 Management Incentive Plan provides eligible participants with the opportunity to earn incentive pay based upon one or more of the following factors:

•                  SITEL achieving its Earnings Per Share (EPS) target,

•                  The Business Unit achieving its Business Unit Contribution (BUC) target, and

•                  The individual’s contribution toward achieving the BU/SITEL objectives

Eligible participants are employees who are typically in Grade 15 and above.  Employees classified as a Manager and/or Director, must also be a direct report to the Business Unit Leader or SWW Division Head to be considered an eligible participant.

Incentive Opportunity:

SITEL has chosen a “percentage of base salary” as the appropriate target incentive opportunity.  The table below shows the applicable percentage at various grade levels.

CEO, ExCo	100% of base salary
COOs (grade 19)	40% of base salary
BU Leaders/MDs/Global SVPs (typically grades 16 – 19)	30% of base salary
VPs and Directors (typically grades 16 – 17)	20% of base salary
Managers (typically grade 15)	15% of base salary

Incentive Components:

MIP participants within BUs have a target incentive opportunity that is split between an EPS performance component and a BUC performance component.

The amount of the split depends upon the level of employee. The higher the employee’s job grade level, the greater the proportion of target incentive opportunity is based on EPS.  The table below summarizes the proportion of target incentive opportunity that is based on EPS and BUC.

Level	Incentive Based on EPS	Incentive Based on BUC
CEO, ExCo, Group COOs, and Global SVPs (Grades 19)	100%	0%
SWW VPs, Directors, and Managers (typically Grades 15-17)	100%	0%
BU Leaders/MDs (typically Grades 16 – 18)	40%	60%
BU VPs, Directors, and Managers (typically Grades 15-17)	20%	80%

Incentive Plan Thresholds (“Gatekeepers”):

To be eligible for any award or payment based on either performance component (EPS or BUC), certain threshold conditions must be met.

Revenue Growth Threshold (BU Participants Only) — To maintain a high level of focus on revenue growth, a minimum level of revenue growth has been defined.  A BU must achieve a minimum of 70% of planned revenue growth before the plan participant is eligible for either the EPS or BUC incentive payments.  “Planned revenue growth” is the difference between the FY2005 actual revenues and the FY2006 budgeted revenues.  A BU that fails to achieve at least 70% of planned revenue growth is ineligible for either an EPS or BUC incentive payment.   If the planned revenue growth of a BU is negative, that is, the FY2006 budgeted revenues are less than FY2005, then the BU must not have a revenue decrease any greater than the budgeted decrease in order to be eligible for an EPS or BUC incentive payment.

EPS Threshold (All Participants) — In addition to the Revenue Growth Threshold, the Compensation Committee of the Board of Directors has defined a minimum level of EPS.  SITEL must achieve a minimum EPS before the plan participant is eligible for either the EPS or BUC incentive payment. This minimum EPS level is necessary to fund the MIP, but does not guarantee a payout of any incentive payments to plan participants.

EPS Performance Component:

A low target EPS, defined by the Compensation Committee of the Board of Directors, must be met or exceeded to trigger the calculation of an EPS award amount.  At the low target EPS level, 30% of the incentive opportunity (associated with the EPS component) is awarded (not necessarily paid).  For each additional 1 cent (USD) of EPS above the low target EPS level, an additional 6% of the incentive opportunity (associated with the EPS component) will be awarded, up to a maximum incentive opportunity of 120% (associated with the EPS component).  The award percentages at various EPS levels are shown in the table below:

EPS Level	Award Percentage for EPS Component of the Total Incentive Opportunity
Low target	30%
Low target + 1 cent	36%
Low target + 2 cents	42%
Low target + 3 cents	48%
Low target + 4 cents	54%
Low target + 5 cents	60%
Low target + 6 cents	66%
Low target + 7 cents	72%
Low target + 8 cents	78%
Low target + 9 cents	84%
Low target + 10 cents	90%
Low target + 11 cents	96%
Low target + 12 cents	102%
Low target + 13 cents	108%
Low target + 14 cents	114%
Greater than low target + 15 cents	120%

*For purposes of this plan “target” payment will equal 96%

BUC Performance Component (BU Participants Only):

Each BU has a Target BUC expressed as a percentage of the BU’s revenue, together with a Low Target BUC and High Target BUC.  If the actual BUC performance is below the Low Target, no incentive award is made for the BUC component.  If the actual BUC performance is above the Low Target but below the Target, 75% of the incentive opportunity (associated with the BUC component) is awarded (not necessarily paid).  If the actual BUC performance is at or above the Target but below the High Target, 100% of the incentive opportunity (associated with the BUC component) is awarded (not necessarily paid).  If the actual BUC performance meets or exceeds the High Target, the maximum incentive opportunity of 120% (associated with the BUC component) is awarded (not necessarily paid). The award percentages at various BUC performance levels are shown in the table below.

BUC Performance Level	Award Percentage for BUC Component of the Total Incentive Opportunity
below Low Target	0%
above Low Target & below Target	75%
at or above Target	100%
at or above High Target	120%

Individual Performance Impact on Incentive Payments (All Participants):

The actual amount of an individual’s incentive award may be reduced due to personal performance.  Each MIP participant’s manager is to assess the individual’s contribution to achieving the objectives of the corporation.  The mechanism for making this assessment is the individual’s performance review in which financial and non-financial performance objectives are defined.  If the individual’s manager determines that the individual’s performance was below expectations, the manager may reduce the incentive award by a fraction or the entire amount.

All reductions in an incentive award are to be reviewed by the appropriate HR manager to ensure the completeness and accuracy of the MIP participant’s manager’s assessment.

Days Sales Outstanding (DSO) Impact on BUC Incentive (BU Participants Only):

DSO has been added to the MIP for 2006 due to the significant financial effect of deteriorating accounts receivable effectiveness. Every day of additional consolidated DSO, SITEL must borrow and pay interest on an additional $2.75 million.  A five day increase in DSO increases SITEL’s total debt by 10% and interest expense by more than $1 million.

DSO is calculated by dividing accounts receivable by the average daily revenue for the preceding quarter. DSO will be measured at the end of each quarter in 2006. The average of the four quarterly DSO values will be the DSO “performance of record” for measurement against the target.  Each BU will receive an individually determined target, approved in advance by the SWW CFO, based upon their historic DSO performance and the Company’s overall objective.

The DSO effect on BUC is represented as a three percent (3%) reduction in BUC payment for each one percent (1%) of DSO the BU is above their established target. The maximum reduction for missing the target DSO is 30%.

For example, if a BU’s DSO target has been set at 65 days and the average actual DSO over the four quarters is 70 days, then the DSO target has been missed by 7.7% (70 – 65 = 5 divided by 65 = 7.7%)  Since the reduction to BUC is calculated as a 3% reduction for every 1% above the target, the actual reduction to the BUC incentive payout will be 23% (7.7% X 3% = 23.1%).

Incentive Calculation Examples:

Example 1 — Business Unit Leader/Managing Director

The tables below illustrate the incentive calculations for an employee with a base salary of $100,000 and an incentive opportunity of 30% of base salary, under several different EPS, BUC and DSO performance level achievement scenarios:

Incentive Calculation Based on EPS Component

Maximum Incentive Opportunity	Percentage of Incentive Opportunity Based on EPS	EPS Performance Level Scenarios	Incentive Award Calculation as % of Base Salary	% of Base	Incentive Award
30% of Base Salary	40%	Below minimum EPS	(.30 X .40) X .0	0	0
		Low target	(.30 X .40) X .30	3.60%	3,600
		Low Target + 2 cents	(.30 X .40) X .42	5.04%	5,040
		Low Target + 9 cents	(.30 X .40) X .84	10.08%	10,080
		Low Target + 15 cents	(.30 X .40) X 1.20	14.40%	14,400

Incentive Calculation Based on BUC Component

Maximum Incentive Opportunity	Percentage of Incentive Opportunity Based on BUC	BUC Performance Level Scenarios	Incentive Award Calculation as % of Base Salary	% of Base	Incentive Award
30% of Base Salary	60%	Below Low Target = 0	(.30 X .60) * (.0)	0.0%	0
		> or = Low Target =.75	(.30 X .60) * (.75)	13.5%	13,500
		> or = Target = 1.0	(.30 X .60) * (1.00)	18.0%	18,000
		> or = High Target = 1.2	(.30 X .60) * (1.20)	21.6%	21,600

Incentive Calculation Based on BUC and DSO Component

Maximum Incentive Opportunity	Percentage of Incentive Opportunity Based on BUC	BUC Performance Level Scenarios	Incentive Award	BUC Incentive Payout IF DSO 3% above target (9% reduction)	BUC Incentive Payout IF DSO 10% above target (30% reduction
30% of Base Salary	60%	Below Low Target	0	0	0
		> or = Low Target	13,500	12,285	9,450
		> or = Target	18,000	16,380	12,600
		> or = High Target	21,600	19,656	15,120

In the examples above, the incentive awards shown are the maximum possible payout.  For example, assuming an actual EPS of Low Target + 2 cents and Target BUC performance, the EPS component incentive award would be $5,040 and the BUC component incentive award would be $18,000 for a total incentive award of $23,040.  Assuming then that the DSO was on target, $23,040 would be the calculated payment.  If the DSO was 3% greater, the BUC calculation would be reduced to $$16,380 or a final calculated payment of $21,420.  The MIP participant’s manager might, through a performance review, determine that this person had performed below expectations during the year such that the actual payment should be reduced by $6,000, such that the actual incentive payment would be $17,040 or $15,420 depending upon which DSO calculation is appropriate. Note that the $6,000 reduction in this example does NOT become available to the manager to pay to another individual.  A MIP participant’s manager may decrease, but not increase, an incentive award based upon individual performance.

Example 2 – Business Unit Vice President or Director

The tables below illustrate the incentive calculations for BU VP or Director with a base salary of $100,000 and an incentive opportunity of 20% of base salary, under several different EPS, BUC and DSO performance level achievement scenarios:

Incentive Calculation Based on EPS Component

Maximum Incentive Opportunity	Percentage of Incentive Opportunity Based on EPS	EPS Performance Level Scenarios	Incentive Award Calculation as % of Base Salary	% of Base	Incentive Award
20% of Base Salary	20%	Below minimum EPS	(.20 X .20) X (.0)	0%	0
		Low target	(.20 X .20) X .30	1.20%	1,200
		Low Target + 2 cents	(.20 X .20) X .42	1.68%	1,600
		Low Target + 9 cents	(.20 X .20) X .84	3.36%	3,360
		Low Target + 15 cents	(.20 X .20) X 1.20	4.80%	4,800

Incentive Calculation Based on BUC Component

Maximum Incentive Opportunity	Percentage of Incentive Opportunity Based on BUC	BUC Performance Level Scenarios	Incentive Award Calculation as % of Base Salary	% of Base	Incentive Award
20% of Base Salary	80%	Below Min = zero	(.2 X .8) * (.0)	0.0%	0
		> or = Low Target = .75	(.2 X .8) * (.75)	12.0%	12,000
		> or = Target = 1.0	(.2 X .8) * (1.0)	16.0%	16,000
		> or = Over Target = 1.2	(.2 X .8) * (1.2)	19.2%	19,200

Incentive Calculation Based on BUC and DSO Component

Maximum Incentive Opportunity	Percentage of Incentive Opportunity Based on BUC	BUC Performance Level Scenarios	Incentive Award	BUC Incentive Payout IF DSO 3% above target (9% reduction)	BUC Incentive Payout IF DSO 10% above target (30% reduction)
20% of Base Salary	80%	Below Min	0	0	0
		> or = Low Target	12,000	10,920	8,400
		> or = Target	16,000	14,560	11,200
		> or = Over Target	19,200	17,472	13,440

Example 3 – Business Unit Manager

The tables below illustrate the incentive calculations for BU Manager with a base salary of $75,000 and an incentive opportunity of 15% of base salary, under several different EPS and BUC performance level achievement scenarios:

Incentive Calculation Based on EPS Component

Maximum Incentive Opportunity	Percentage of Incentive Opportunity Based on EPS	EPS Performance Level Scenarios	Incentive Award Calculation as % of Base Salary	% of Base	Incentive Award
15% of Base Salary	20%	Below minimum EPS	(.15 X .20) X .0	0%	0
		Low target	(.15 X .20) X .30	0.90%	675
		Low Target + 2 cents	(.15 X .20) X .42	1.26%	945
		Low Target + 9 cents	(.15 X .20) X .84	2.52%	1,890
		Low Target + 15 cents	(.15 X .20) X 1.20	3.60%	2,700

Incentive Calculation Based on BUC Component

Maximum Incentive Opportunity	Percentage of Incentive Opportunity Based on BUC	BUC Performance Level Scenarios	Incentive Award Calculation as % of Base Salary	% of Base	Incentive Award
15% of Base Salary	80%	Below Min = zero	(.15 X .8) * (.0)	0.0%	0
		> or = Low Target = .75	(.15 X .8) * (.75)	9.0%	6,750
		> or = Target = 1.0	(.15 X .8) * (1.0)	12.0%	9,000
		> or = Over Target = 1.2	(.15 X .8) * (1.2)	14.4%	10,800

Incentive Calculation Based on BUC and DSO Component

Maximum Incentive Opportunity	Percentage of Incentive Opportunity Based on BUC	BUC Performance Level Scenarios	Incentive Award	BUC Incentive Payout IF DSO 3% above target (9% reduction)	BUC Incentive Payout IF DSO 10% above target (30% reduction)
15% of Base Salary	80%	Below Min	0	0	0
		> or = Low Target	6,750	6,142	4,725
		> or = Target	9,000	8,190	6,300
		> or = Over Target	10,800	9,828	7,560

Example 4 – ExCO, Group COO’s, GSVP’s, Vice President or Director (Grade 15+)

The table below illustrates the incentive calculation for an SWW VP or Director with a base salary of $100,000, and the incentive opportunity of 20% of base salary, and several different EPS achievement scenarios:

Incentive Calculation Based on EPS Component

Maximum Incentive Payment	Percentage of Incentive Opportunity Based on EPS	EPS Scenarios	Incentive Payment Calculation - Resulting % of Base Salary	% of Base	Incentive Award
20% of Base Salary	100%	Below minimum EPS	(.20 X 1) X .0	0%	0
		Low target	(.20 X 1) X .30	6.00%	6,000
		Low Target + 2 cents	(.20 X 1) X .42	8.40%	8,400
		Low Target + 9 cents	(.20 X 1) X .84	16.80%	16,800

		Low Target + 10 cents	(.20 X 1) X 1.20	24.00%	24,000

In the example above, the incentive award is the maximum possible payout.  For example, assuming an actual EPS of Low Target + 2 cents, the incentive award would be $8,400.  The MIP participant’s manager might, through a PACMan review, determine that this person had performed below expectations during the year such that the actual payment should be reduced by $4,000, such that the actual incentive payment would be $4,400. Note that the $4,000 reduction in this example does NOT become available to the manager to pay to another individual.  A MIP participant’s manager may decrease, but not increase, an incentive award based upon individual performance.

Confidentiality:

This plan is confidential and is not for publication or distribution internally beyond the authorized distribution or outside of SITEL.

The EPS targets referred to in this document represent “insider information” that cannot be compromised by accidental disclosure; therefore, these EPS targets will be communicated verbally to eligible participants. These targets are documented in the meeting minutes of the Compensation Committee of the Board of Directors.

2006 MIP Guidance and Restrictions:

1.               This plan is a privilege, and incentives come into effect only if the specified threshold conditions of minimum EPS and revenue growth (applicable to BU participants), EPS targets, BUC targets and revenue growth objectives, and DSO targets (applicable to BU participants) are met or exceeded.

2.               Participation in this plan is completely voluntary. Participants must electronically acknowledge their participation within the published notice period after receiving electronic notification of their eligibility. Failure to electronically accept the Plan and individual targets posted on SOL on or before the published deadline will result in the eligible plan participant to have voluntarily forfeited participation in the plan and any and all incentive pay outlined herein.

3.               This plan supersedes any and all prior oral or written arrangements, commitments, and understandings regarding incentive pay between SITEL and the MIP participant.  Any changes and/or modifications to this MIP must be in writing and signed by the Exco.

4.               A MIP incentive opportunity is a percentage of the participant’s annual base salary.  A participant’s “annual base salary” excludes any non-standard payments such as hiring bonuses, special incentive awards, draws, travel allowances, ex-pat allowances, etc.

5.               Newly eligible employees with an eligibility effective date on or after October 1, 2006 will be reviewed for consideration in the MIP for the 2007 calendar year and will not be eligible to participate in FY2006.

6.               MIP payments will be pro-rated based on time spent at particular levels of salary and incentive opportunity.  For example, a manager grade level 15 who spends 6 months at a salary level of 75,000 with a 15% maximum total incentive opportunity, who is promoted to a Director level for the remaining 6 months of the year with a salary of 90,000 and a 20% maximum total incentive opportunity would show the following calculation if all revenue growth objectives, EPS objectives and BUC objectives were fully met.

.15 X 75,000 X 50% (i.e. 6 months of the year) = 5,625; Plus
..20 X 90,000 X 50% (i.e. 6 months of the year) = 9,000
Total pro-rated incentive opportunity = 14,625

7.               There are multiple EPS and BUC targets (or performance levels) associated with the incentive opportunity for each participant.  The targets are absolute thresholds and there is no pro-rata incentive opportunity award between target levels.

8.               EPS targets are stated in whole cents (USD) per share as reported in the SEC filings of the company.  EPS targets are calculated after MIP payments and may include or exclude one-time gains/losses that affect the fully diluted EPS reported.  The Compensation Committee of the Board of Directors makes the decision as to what one-time items may be included or excluded from EPS calculations used to determine the MIP calculations. If the actual FY 2006 EPS (after MIP payments) would be less than the minimum EPS defined by the Compensation Committee of the Board of Directors, all MIP incentives will be proportionally reduced to ensure that the EPS (after MIP payments) is no less than the minimum EPS.

9.     MIP incentives are paid on a yearly basis, after the close of the fiscal year and public announcement of the fiscal year earnings.

10.   BUC targets are stated as a percentage of the BU’s revenue, accurate and rounded to two decimal points.  Revenue growth objectives are stated in local currency.  The BUC targets for each BU are set by the appropriate COO and approved by the ExCo and may be different from the budget for FY2006.  Only the ExCo may approve BUC and DSO targets.

11.   If a question arises regarding SITEL’s calculation of incentive pay and/or denial of incentive pay, all concerns must be directed in writing to the ExCo clearly outlining your position and authority supporting your position.  All written appeals should be received by ExCo within 30 days after the decision awarding and/or denying incentive pay under the Plan.  The ExCo will review any and all written communication and make a final and binding decision on your entitlement to incentive pay within 30 days of receiving the appeal.

12.   Unless otherwise provided by state or local law, participants in the FY2006 MIP must be employed at SITEL at the time the payment of incentives is made and have not, himself or herself, served notice of termination at the time the payment falls due.  If a participant is terminated or leaves his/her employment at SITEL prior to the payment of incentives, the person is not entitled to any MIP payment.

13.   ExCo’s written approval is required for any additions to the list of eligible participants in the MIP and any exceptions to the 2006 MIP Plan opportunity matrix.

14.   Eligible participants are employees who are typically in Grade 15 and above.  Employees classified as a Manager and/or Director, must also be a direct report to the Business Unit Leader or SWW Division Head to be considered an eligible participant.  Any requested exceptions, for example, grade 15 and above sales employees, must be approved in writing, by name and incentive opportunity, by the ExCo.

15.   Nothing in this document is meant to create a contract of employment for one year or for any specific period of time.  All SITEL employees remain “employees at will”, and either SITEL or the employee may terminate the relationship at any time, with or without cause, unless statutory provisions in the relevant country dictate otherwise, and unless, if applicable, otherwise specified in the employee’s individual written employment agreement and subject to any notice periods in such individual written employment agreement.

16.   Unless otherwise provided by state or local law, SITEL reserves the right to withhold any incentive payments under this plan in individual cases in the event an employee’s performance review is not completed by the established FY2006 deadline.

17.   Unless otherwise provided by state or local law, SITEL reserves the right to withhold or pro-rate any incentive payments under this plan in individual cases in the event an employee’s performance does not comply with SITEL’s core values as stated in the company’s literature, SITEL’s policies and procedures as stated in Parachute, or the SITEL Leadership Model as defined in SITEL’s performance management program.  This reserved right is in addition to any other disciplinary action SITEL may deem appropriate. Any such performance deficiency will wherever possible be communicated in advance of the end of the measurement period. Payment eligibility under the FY2006 MIP may be resumed upon correction of the performance deficiency.

18.   SITEL reserves the right to amend or discontinue the FY2006 MIP at any time.

19.   Excluding EPS, which is a measurement, determined solely by the Compensation Committee of the Board of Directors, the determination whether any financial objective under the FY 2006 MIP has been met or exceeded shall rest with ExCo, whose determination shall be final.

22.   The ExCo has the right to adjust individual MIP payment criteria, within the limits set by the Compensation Committee, to accommodate unusual situations that may arise due to reassignment of MIP participants to different BUs or different roles within SITEL, or any other unforeseen circumstances that were not contemplated at the time of adoption of this MIP.

MANAGEMENT INCENTIVE PLAN (MIP) 2006 ACKNOWLEDGEMENT

I acknowledge that I have read, understand and accept the Management Incentive Plan (“MIP”) 2006.  I further acknowledge that the applicable EPS, BUC, DSO and individual targets as well as all other applicable targets/goals have been communicated to me.

I also understand that this plan supersedes all previous written and unwritten compensation plans.  I further acknowledge that only the ExCo has the right to adjust, modify and/or change individual incentive compensation plans. Any changes and/or modifications to this MIP must be in writing and signed by the ExCo.  I understand that nothing in this MIP in any way creates an express or implied contract of any kind between SITEL and any other employee.  I acknowledge that the terms and conditions of the MIP are considered confidential proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation without the express written permission from the Exco.

Participant Signature	Date

Printed Participant Name

HR Signature	Date

BUC Performance Levels	Percentage of BUC
BUC Low Target
BUC Target
BUC High Target
DSO Target